Exhibit 11.1

ICICI GROUP
CODE OF BUSINESS CONDUCT AND ETHICS

April 2025

Preamble

•	ICICI Group expects all its employees and Directors to act in accordance with high professional and ethical standards. You must be, and be seen to be, committed to integrity in all aspects of your activities and comply with all applicable laws, regulations and internal policies.

•	In accepting a position with ICICI Group, each of the employee becomes accountable for compliance with the law, with the ICICI Group Code of Business Conduct and Ethics (‘the Code’), and with policies of your respective business units.

•	The standards of the Code are not necessarily prescribed by the regulators - they are something, which a well-respected institution must have in place and adhere to on an ongoing basis. We therefore expect a high level of ethical conduct.

•	You must conduct your duties according to the language and spirit of this Code and seek to avoid even the appearance of improper behaviour. Your actions need to demonstrate and evidence the principle of acting in good faith and without negligence. You should be aware that even well intentioned actions that violate the law or this Code may result in negative consequences for ICICI Group and for the individuals involved.

•	While covering a wide range of business practices and procedures, these standards cannot and do not cover every issue that may arise, or every situation where ethical decisions must be made, but rather set forth key guiding principles that represent ICICI Group’s policy.

Group Code of Business Conduct and Ethics

Conflicts of Interest and Outside Activities

Conflicts Of Interest – General Principles

•	Conflicts of interest can occur if our business practices sacrifice interests of one set of customers in favour of another or place business interests ahead of customers.

•	To address such situations, the Bank has adopted a Framework for Managing Conflicts of Interest which articulates several measures taken by the Bank in ensuring that conflicts of interest are handled in an appropriate manner, at the individual employee level, at the level of Board of Directors, at the Group level and at Entity level.

•	If you are aware of any circumstances which you think may give rise to a conflict of any kind, or if you become aware of information which places you in difficulty in carrying out your function (for example, if you obtain confidential information about a company), you must handle the same as per the conflicts of interest framework applicable to your Company.

•	As part of its management of conflicts of interest, the Bank has put in place Standard Operating Procedure for “Operational Framework for Ethical Walls” for ensuring that confidential information is appropriately secured and decisions and service to clients are independent of such confidential information. There are information barriers between departments that routinely have access to confidential/non - public Information ("Insider Areas") from those who do not have such access ("Public Areas"). As a general principle, “Insider areas” should refrain from sharing any information with anybody in the “Public Areas”. However, in case the need is felt, the procedure for crossing the wall including obtaining prescribed approvals needs to be followed.

•	You are expected to be sensitive to any activities, interests or relationships that might interfere with or even appear to interfere with, your ability to act in the best interests of ICICI Group and its customers.

•	Conflicts of Interest includes, but is not limited to, a director or an employee who is a party to, or who is a director or an employee of, or who has a material interest in, any person who is a party to a material contract or proposed material contract with the ICICI Group. It also means any situation that could reasonably be expected to impair their ability to render unbiased and objective advice/decision/recommendation or that could reasonably be expected to adversely affect that person’s duty to ICICI Group.

•	The Chairman/Managing Director/other directors or any employee who is directly or indirectly concerned or interested in any proposal would disclose the nature of his interest to the Board/Committee any such proposal is being discussed. This disclosure can be provided before or during the meeting. The Chairman/Managing Director/ other directors or any employee shall recuse himself/herself from attending the meeting for such proposal unless his/her presence is required by the other directors/members for the purpose of eliciting information and such Chairman/Managing Director/other directors or the employee so required to be present would abstain from voting on any such proposal. The decision on presence or recusal of interested persons will rest with the Chairman/approving authority of the committee/meeting.

•	You must disclose to the Compliance Group of your Company annually, a statement that you have no material interest or any other conflicting interests, in any person/ entity who is a party to a material contract or proposed contract with the ICICI Group. In case of any doubt in regard to the extent of disclosure applicable, kindly contact the Compliance Group of your Company.

1.	Examples of situations that could involve conflicts of interest include:

•	Selling a product that is profitable for the Group but not appropriate for the customer;

•	Ownership or significant interest, by employees or their family members, in any outside enterprise, which does or seeks to do business with or is a competitor;

•	Acting as a broker, finder, go-between or otherwise for the benefit of a third party in transactions involving or potentially involving the Group or its interests;

•	Working, in any capacity, for a competitor, customer, supplier or other third party while employed by ICICI Group;

•	Competing with ICICI Group for the purchase or sale of property, products, services or other interests;

•	Having an interest in a transaction involving the Bank, a competitor, customer or supplier (other than as an employee, officer or director of the Bank and not including routine investments in publicly traded companies);

•	Receiving a loan or guarantee of an obligation as a result of your position with the Bank. Receiving a preferential rate of interest/discounts/waivers from any customers/suppliers/vendors as a result of your position with the Bank.

•	Directing business to a supplier owned or managed by, or which employs, a relative or friend.

Conflicts of Interest arising out of Personal Investments

While undertaking personal investments, it should be borne in mind that such investments should not:

•	Affect or appear to affect your ability to make unbiased business decisions for ICICI Group;

•	Be contrary to ICICI Group's interests (e.g. using proprietary knowledge obtained through the course of employment to make investments that are not in the best interest of the ICICI Group);

•	Be in the businesses of ICICI Group’s customers, suppliers, or competitors that could cause divided loyalty, or even the appearance of divided loyalty.

Please refer to the section on personal investments for further guidelines in relation to adherence to the ICICI Bank code of conduct to regulate, monitor and report trades in securities by directors, employees & connected persons (ICICI Bank Code on Prohibition of

Insider Trading).

Conflicts of interest through outside business activities

•	Due to potential conflict with respect to your official responsibility towards ICICI Group, you must obtain clearance from HR, Compliance and any other department as may be required before you accept a position as a director of an unaffiliated for-profit company or organization or when you work with a professional organisation/association outside ICICI Group. Thereafter approval from Committee of Executive Directors (COED) and/or Board of the Bank (or an appropriate internal committee in case of other entities in ICICI Group) should be taken as advised by HR and Compliance.

•	Working with professional organisations/associations does not typically create a conflicts of interest where:

•	The work is related to the legitimate professional interest and development of the employee and does not interfere with the employee’s regular duties;

•	Does not use official resources inappropriately (including physical resources or time);

•	Does not compete with the work of ICICI Group and is not otherwise contrary to the best interests of the Group;

•	Does not violate national, international or local law.

•	Proper treatment of confidential information received from such entity in connection with being a director.

•	It may however be mentioned that, while undertaking outside activities, you should not use ICICI Group name, facilities, or relationships for personal benefit. Further any employee accepting an appointment, as director of an unaffiliated for-profit company/ organisation must ensure that required approvals are taken and confidentiality of the Bank’s data is maintained.

Dos and Don’ts

Do

•	Act in the best interests of ICICI Group and its customers and handle activities, interests or relationships in a sensible manner

•	Handle conflicts of interest as per applicable Conflicts of Interest Framework

•	Submit an annual statement of Conflicts of Interest to the Compliance Group of your Company.

Don’t

•	Undertake personal investments or outside activities or involve in any financial transaction with colleagues, customers or suppliers that would create conflicts of interest.

Privacy/Confidentiality

Proprietary and Confidential Information

•	You must always protect the confidentiality of proprietary and confidential information (sensitive to ICICI Group) you obtain or create in connection with your activities for ICICI Group, in accordance with the applicable law. Your obligation to protect ICICI Group’s proprietary and confidential information continues even after you leave the Group, and you must return all proprietary information in your possession upon leaving ICICI Group.

•	Proprietary and confidential information include any system, information or process (sensitive in nature) that gives ICICI Group an opportunity to obtain an advantage over competitors; nonpublic information about ICICI Group businesses, its customers and its employees, any other nonpublic information received.

•	Proprietary and confidential information about ICICI Group, a customer, supplier or distributor, should not be disclosed (even with best of intentions) to anyone (including other employees) not authorized to receive it or has no need to know the information, unless such disclosure is authorized by the customer or is required by law, appropriate legal process or appropriate internal authorities.

•	Intellectual property of ICICI Group such as trade secrets, patents, trademarks and copyrights, as well as business, research and new product plans, objectives and strategies, records, databases, salary and benefits data, employee medical information, customer, employee and suppliers lists and any unpublished financial or pricing information are some examples of proprietary and confidential information that need to be protected.

•	Unauthorized use or distribution of proprietary information violates the internal policies and could be illegal. Such use or distribution could result in negative consequences for both ICICI Group and the individuals involved, including potential legal and disciplinary actions.

•	Acts of ignorance that could lead to leakage of such proprietary information, especially through electronic means – like e-mails, web uploads, removable media (e.g. CD/DVD/pen drive) etc., may lead to investigation and probe against the employees.

•	It is your responsibility to protect proprietary and confidential information (sensitive in nature) pertaining to the Bank or its customers in a manner commensurate with its classification as per the principles enunciated in the Information Security Policy, Standards & Procedures of ICICI Group.

•	You shall not in terms of your Employment Contract, during the course of your employment/service with the ICICI Group and thereafter also post your employment, without prior authorization from ICICI Group, engage in, publish, disclose, divulge or disseminate any confidential and/or sensitive information in relation to ICICI Group and/or comment on or publish in media or contact the media on any aspect/issue/matter pertaining to the ICICI Group that has come to your knowledge during the period of your service with ICICI Group, nor would you make any representations which will have the effect of tarnishing or diluting the reputation or brand equity of any entity in the ICICI Group. For the avoidance of doubt, confidential or sensitive information shall, in addition to any information defined as such under the Employment Contract, include any confidential and/or proprietary information belonging or relating to ICICI Group, its customers, or potential customers, or any member of the ICICI Group, howsoever received or any of its officers, directors, employees, shareholders, any person or entity associated with them (both past and present),or any business practices, plans or procedures, partners, products or business of the ICICI Group. The aforesaid restrictions on publication of information and non-disparagement will operate during and post your employment with ICICI Group, since they are essential for protecting the business and commercial interests of ICICI Group and are fair and reasonable in light of the benefits accrued to you by your employment.

•	ICICI Group reserves the rights to monitor its employees’ activities on ICICI owned assets.

•	We, at ICICI Group, respect the proprietary rights of other companies and their proprietary information and require you also to observe such rights.

Privacy of Employee Information

At ICICI Group, we recognise and protect the privacy and confidentiality of employee medical and personal records. Such records would be shared strictly on need to know basis or as required by any law, rule and regulation or when authorized by the employee or as per subpoena or court order and requires approval by internal counsel.

Dos and Don’ts

Do

•	Properly control access to your work areas and computers and keep sensitive information safe and secured in all forms, physical or electronic

•	Ensure appropriate destruction of information (both physical or electronic) when the same is not required for work anymore

•	Obtain any relevant information directly from the person concerned

•	Access to information or data by outsourced will also be subjected to the relevant employee’s accountability, in case such data is misused

•	Keep customer information secured at all times and uphold ICICI Group Privacy promise for customers

•	Limit access to non-public information strictly to authorised personnel on a ‘need to know’ basis

•	Comply with local data protection and privacy laws that affect the collection, use and transfer of personal customer information

•	While accessing Intranet and Internet, ensure compliance with internal policies and procedures

•	Ensure that worldwide electronic information exchange and dialogue, electronic business dealings are all as per internal policies and procedures

•	Report information security incidents such as suspicious emails, individual password sharing, data leakage or data theft, phishing or malware attacks, hacking attempts etc. through the reporting mechanisms of ICICI Group.

•	Abide by the ICICI Bank Personal Data Protection Standard.

Don’t

•	Discuss sensitive matters or confidential information in public places

•	Violate the Information Security Policy applicable to your Company

•	Transfer official information into personal databases or carry hard copies of official information (otherwise than for official purposes) outside the office, without prior permission from your superior

•	Pass information, in any manner, directly or indirectly to any recruitment/search agencies or to competitor or any other organisations

•	Share sensitive information in the subject line or body of e-mails or through unprotected attachments without proper authorisation and approved controls

Anti-Bribery and Anti-Corruption/Gifts & Entertainment

Accepting Gifts and Entertainment - General Principles

In general, employees should not accept gifts - anything of value (including entertainment and incentives) from current or prospective customers or suppliers, unless it is in accordance with the Operational Guidelines for Acceptance of Gifts, Entertainment and Sponsored Travel. These guidelines broadly covers following areas:

•	Gifts

•	Entertainment and Sponsored Travel

•	Incentives offers received at the Bank's Level

Offering of Gifts and Entertainment - General Principles

•	Gifts and/or entertainment should be offered only post appropriate approvals from relevant senior management and in compliance with the Operational Guidelines for Gifts, Entertainment and Sponsored Travel. These guidelines broadly covers following areas:

•	Gifts

•	Entertainment, Hospitality and other expenses

•	Donations

Bribery and Corruption

•	Bribery/Corruption is defined as receiving or offering of an undue reward from/to any third party.

•	You must note that ICICI Group follows zero tolerance approach towards Bribery and Corruption.

•	You must not make any payment to or for anyone for the purpose of obtaining or retaining business or for obtaining any favourable action. If you are found to be involved in making such payments, you would be subject to disciplinary action as well as potential civil or criminal liability for violation of the Code.

•	You should not offer or give any funds or property as donation to any government agency or its representatives, in order to obtain any favourable performance of official duties.

•	While you are expected to put in best of your efforts in every transaction, you will not be penalised by ICICI Group for delayed performance of a transaction solely on the grounds of refusal to pay bribes.

•	You should familiarise yourself and comply with the Bank's Anti-Bribery and Anti-Corruption Policy which is available on the Intranet. You should contact the Compliance Group with any questions on the matter.

Dos and Don’ts

Do

•	Accept or offer any gift and/or entertainment only in line with the Code and the Operational Guidelines for Gifts, Entertainment & Sponsored Travel

•	Adhere to Bank’s Anti-Bribery & Anti-Corruption Policy

Don’t

•	Make any payment to or for anyone that could tantamount to bribe/corruption

•	Receive/accept a gift, entertainment, etc. from a prospective customer of the Bank

•	Offer gifts and/or entertainment to any person for the purpose of obtaining or retaining business or for influencing any decision or action of the recipient in an improper manner

Personal Investments

•	To protect the integrity of ICICI Group and its subsidiaries and affiliates, it is essential that you conduct your personal trading as per the framework prescribed for prohibition of insider trading under SEBI (Prohibition of Insider Trading) Regulations, 2015, as amended from time to time, in an appropriate manner that withstands public scrutiny and does not create even the appearance of impropriety.

•	ICICI Group policy and the laws of many countries prohibit trading in securities of any company (listed/proposed to be listed) while in possession of material, non-public information (also known as inside information or UPSI*) of any company. Employees of certain ICICI Group businesses are subject to additional personal trading policy restrictions.

•	You should note that using non-public information to trade in securities, or providing a family member, friend or any other person with a “tip”, is illegal. All nonpublic information should be considered inside information and should never be used for personal gain.

•	You are required to familiarise yourself and comply with ICICI Bank Code on Prohibition of Insider Trading laid by the Bank in line with SEBI (Prohibition of Insider Trading) Regulations, 2015 (or such other Code applicable to your Company), as amended from time to time copies of which are available on the Intranet or from the Company Secretary.

•	In view of the obligations on employees under applicable laws read with this Code and the terms of employment, in case of trading in any listed securities on the stock exchanges in India, you are required to necessarily open a trading account with ICICI Securities Limited and conduct all trades only through such trading account.

•	You are required to ensure compliance and conduct your trading in accordance with Code on Prohibition of Insider Trading and the Code of Practices and Procedures for Fair Disclosure of Unpublished Price Sensitive Information (UPSI) of the respective company.

*Unpublished Price Sensitive Information” or “UPSI” means any information relating to the Bank or Other Listed Companies, as applicable, or their respective Securities, directly or indirectly that is not Generally Available Information, which upon becoming Generally Available Information, is likely to materially affect the price of the Securities of the Bank or Other Listed Companies, as the case may be, and ordinarily includes but is not restricted to information relating to the financial results, dividends, changes in capital structure, mergers, de-mergers, acquisitions, delisting, disposals and expansion of business and such other transactions; and changes in Key Managerial Personnel.

•	You shall not trade in derivatives, (including futures and options) of securities of any listed company including that of ICICI Bank. It is clarified that this restriction shall not be applicable to: (i) Government Securities; or (ii) index-based derivatives including index futures, which are not specific to any listed company.

Dos and Don’ts

Do

•	Ensure adherence to the Code for Prohibition of Insider Trading applicable to your Company.

Don’t

•	Trade in securities, either listed or proposed to be listed, when in possession of UPSI.

Know Your Customer/Anti Money Laundering and Combating Financing of Terrorism

•	Anti-Money Laundering & Combating Financing of Terrorism legislations criminalize flow of money of/from the specified crimes including trafficking of any kind (e.g.: drug, human, animal, organs, body parts, etc.), terrorism, theft, fraud, handling of stolen goods, counterfeiting, etc. It is also an offence to undertake and/or facilitate transactions with individuals and entities whom you suspect of being involved in money laundering or terrorist financing (ML/TF). In such cases, escalate your concerns to the Compliance team responsible for your units.

•	ICICI Group does not do business with persons suspected to be involved in ML/TF. We are fully aware that no customer relationship is worth compromising our commitment to combating ML/TF.

•	ICICI Group has adopted the Group Anti Money Laundering (AML) and Combating Financing of Terrorism (CFT) Policy accompanied by detailed procedures with the principal objectives as under:

•	Preventing ICICI Group from being used by money launderers to further their illicit business;

•	Enabling ICICI Group to assist law enforcement agencies in identifying and tracking down money launderers;

•	Ensuring that ICICI Group remains compliant with all relevant anti-money laundering legislation and regulations.

•	You must exercise requisite care in selecting those with whom we conduct business. While conducting business, you must adhere to processes which are in place for checking the identity and complete profile of the customers and counter parties as per guidelines. In case of unusual transactions which are not of regular nature, care should be exercised and reasons for undertaking that transaction should be analysed/documented with appropriate internal approvals. These processes ensure adequate customer due diligence and ongoing monitoring of their transactions. This is done to detect suspicious transactions during the entire period of relationship.

Dos and Don’ts

Do

•	Ensure adherence to the Group Know Your Customer (KYC), Anti-Money Laundering (AML) & Combating Financing of Terrorism (CFT) Policy

•	Undergo relevant training to update yourself on applicable internal KYC/AML guidelines

•	Exercise requisite due diligence while accepting a customer and undertaking a transaction and make reasonable enquiries in case of doubt

•	Escalate all suspicious activities/transactions (including attempted/aborted transactions) where ML/TF is suspected regardless of the amount involved or the nature of the offence as per the applicable internal procedures. Failure to report suspicious transactions despite having knowledge is an offence under law.

Don’t

•	Provide assistance to any person to launder proceeds of any criminal conduct

•	Prejudice an investigation by informing (i.e. tipping off) the person who is the subject of a suspicious transaction

•	Attempt to undertake investigations on your own without the guidance of the relevant officials when any incident is reported.

Accuracy of Company Records and Reporting

•	You must ensure that records, data and information owned, collected, used and managed by you for ICICI Group are accurate and complete. Records must be maintained as per the applicable record management policy of your Company in sufficient detail so as to reflect accurately the company's transactions.

•	You must assist in maintenance of appropriate records so as to ensure that financial transactions are prepared in accordance with generally accepted accounting principles and that they fairly present the financial conditions and results of the company.

•	You must observe high standards of decency regarding content and language when creating business records and other documents (such as email) that may be retained by ICICI Group or a third party.

•	Non-maintenance of these records that comes into your notice and any misappropriation or tampering of records needs to be reported to a relevant authority.

Reporting to Government/external agencies

•	ICICI Group has a responsibility to communicate effectively with shareholders so that they are provided with full, accurate and timely information, in all material respects, about the ICICI Group’s financial results and condition of operations. Our reports and documents are required to be filed with or submitted to regulatory authorities in various countries. Hence, such reports and any other public communications should be full, fair, accurate, timely and understandable.

•	You must, therefore, never make inaccurate or misleading reports, certificates, claims or statements to government/regulatory authorities.

Dos and Don’ts

Do

•	Maintain accurate data in sufficient detail to reflect accuracy of company transactions

•	Assist in preparation of true and fair financial statements of the company

•	Crosscheck the reports being submitted to regulatory authorities; in case there are any errors found, report to the relevant authority and take corrective action immediately.

Don’t

•	Make inaccurate reports to the applicable government/regulatory authorities

Protecting ICICI Group’s Assets

Protecting ICICI Group’s assets against loss, theft or other misuse is the responsibility of every employee, officer and Director. Loss, theft and misuse of ICICI Group’s assets directly impact our profitability. Any suspected loss, misuse or theft should be reported to your supervisor or the Chief Financial Officer.

Dos and Don’ts

Do

•	Use ICICI Group assets (physical and intellectual) primarily for official purposes

•	Report any misuse or theft of assets, including instances of data leakage or data theft, by any employee or outsourced agents of ICICI Group that comes to your notice

Don’t

•	Copy, sell, use or distribute information, software and other forms of intellectual property in violation of licenses

•	Misappropriate ICICI Group assets as it is a breach of your duty and may constitute an act of fraud against ICICI Group

•	Use official resources in another business in which you, a friend or family member is involved

•	Use official stationery, supplies, and equipment for personal or political matters

•	Introduce, access or download material considered indecent, offensive, or is related to the production, use, storage, or transmission of sexually explicit or offensive items using ICICI Group assets

•	Conduct any illegal or objectionable activities, including gambling, gaming, etc. using ICICI Group assets

•	Make any changes to the settings or configurations of ICICI Group assets without authorisation as per extant process

•	Open attachments or click on links in websites or unexpected emails that come from unknown or untrusted sources or seem suspicious

•	Attempt to hack or gain illegal access to any ICICI Group assets

•	Download or install freeware or shareware (including screensavers), without authorisation as per the extant process

Workplace Responsibilities

Fair Employment Practices and Diversity

•	ICICI Group is committed to adoption of fair employment practices. It ensures diversity of workplace through efforts to recruit, develop and retain the most talented people from a diverse candidate pool. It upholds the principle that advancement is based on talent and performance and there is a commitment to equal opportunity.

•	As a fair employment practice, you shall not (during the course of your service or for a period of one year from the date of cessation), directly or indirectly on your own accord or on behalf of or in conjunction with any other person, solicit or employ any director, officer or employee of ICICI Group as well as any employee of any client or service provider/vendor (with which client or service provider/vendor you have been associated in the one year prior to your cessation of service), of the ICICI Group in any activity, vocation, profession, employment, consultancy, service, occupation or business that you undertake or in any manner, cause such person to be solicited or employed by any person or enterprise with whom you may be associated in any capacity.

Fair Competition

•	Although it is common to gather information about the general marketplace, including competitors' products and services, the Company wants to compete fairly.

Drug Free Workplace

•	You should ensure that your workplace is healthy and productive and free from drugs.

Discrimination and Harassment and Intimidation

•	ICICI Group is committed to prohibition of harassment and intimidation of employees in the workplace. ICICI Group discourages conduct that implies granting or withholding favours or opportunities as a basis for decisions affecting an individual, in return for that individual’s compliance. Such action is an easier form of harassment to identify because it takes the form of either a threat or a promise, whether explicit or implied.

•	ICICI Group has a Sexual Harassment Policy that prohibits unwelcome advances, requests for sexual favours, or other verbal or physical conduct where such conduct has the purpose or effect of unreasonably interfering with an individual’s work performance or creating an intimidating, hostile or offensive working environment.

Safety in the Workplace

•	ICICI Group considers safety of employees as the primary concern. ICICI Group is committed to safety of employees and expects its businesses and employees to comply fully with appropriate laws and internal regulations.

•	ICICI Group encourages responsible behaviour of its employees and colleagues that result in the best possible accident prevention measures. This applies both to the technical planning of workplaces, equipment, and processes and to safety management and personal behaviour in everyday workplace.

•	Your work environment, therefore, must conform to the requirements of health oriented safety design and you must constantly be attentive to safety principles.

Fair Treatment of counter-parties

•	The quality of our relationships with our suppliers and other external counterparties often has a direct bearing on the quality of our products, services and ultimately our customer relationships. We therefore expect our suppliers to operate to the same standards as we expect of ourselves.

•	All such relationships with external counter-parties should be conducted in professional and impartial manner. Vendor selection and hiring decisions must be made objectively and in best interest of ICICI Group, based on evaluation of integrity, suitability, price, delivery of goods/ service, quality and other pertinent factors. You should commit to fair contract and payment terms with them in return of good service at a good price supplied in a responsible manner.

•	Your personal relationship with contractors, suppliers and vendors should be disclosed to your superior at the time of entering into the transaction and should not influence decisions made on behalf of ICICI Group. Negotiations with customers and potential customers should be conducted in a professional manner.

•	Vendors or suppliers should not be used for any personal purposes, so as to have any conflict of interest while dealing with them.

Fair Treatment of customers

Products offered should be appropriate to the needs of the customer and based on an assessment of the customer’s financial capability and understanding. The Bank will ensure that customers are treated fairly and transparently with regard to suitability and appropriateness of the products sold.

Corporate Opportunities

•	Employees, officers and Directors are prohibited from taking for themselves business opportunities that arise through the use of corporate property, information or position. No employee, officer or Director may use corporate property, information or position for personal gain, and no employee, officer or Director may compete with ICICI Group.

•	Competing with ICICI Group may involve engaging in the same line of business as the Group, or any situation where the employee, officer or Director takes away from the Group opportunities for sales or purchases of property, products, services or interests.

Contact with Media

•	All external communications require prior approval from the Head - Corporate Communications Group (CCG). External communication regarding the organisation is to be conveyed by official/authorised spokespersons. An official/authorised spokesperson is either a Business Head or someone who is authorised by the Bank to talk on product/service related matters related to their specific areas after consultation with the CCG.

Social Media

•	Social media allows users to interact with each other by sharing information, opinions, knowledge and interests. Some examples of social media are sites such as Facebook, YouTube, LinkedIn, Instagram, X, (formerly Twitter), etc.

•	Employees should use only authorised channels/platforms (like Microsoft Teams, official email of the Bank) for official communications.

•	Employees should also note that communication put up from authorised and official social media handles of the Bank will continue to be regarded as the official communication of the Bank.

•	Bank’s Social Media Guidelines lays down standards employees should adhere to while communicating internally, externally as well as online.

To read more about the Bank’s Corporate Communications and Social Media Guidelines, go to Universe > Reporting Tools & Guidelines > Guidelines > Corporate Communication & Social Media Guidelines.

Raising Ethical Issues

•	ICICI Group encourages employees to report to their supervisor/HR/compliance or reporting mechanism under Whistle Blower Policy, concerns and suspected violations of the Code, internal policies, external legal and regulatory requirements etc. While ICICI Group encourages you to identify yourself (and will maintain due confidentiality), you may choose to remain anonymous. All significant breaches should be escalated immediately.

•	ICICI Group will conduct prompt and thorough investigations of alleged violation and take appropriate corrective action.

•	Retaliatory action against an employee for making a good faith report is prohibited.

•	HR takes appropriate actions against individuals who have broken laws, rules and regulations.

•	An employee who knowingly violates the internal policies and guidelines shall be subject to disciplinary action, including demotion or dismissal.

•	In case of any doubts in undertaking any new role, assignment or responsibilities, please ensure all dos and don’ts are well understood, so as to avoid pleading ignorance by overstepping on some protocols.

Investigations

You are required to cooperate fully with authorised internal and external investigations. Making false (or misleading) statements to regulators/auditors/ICICI Group representatives during investigations can be a criminal act that can result in heavy penalties.

Dos and Don’ts

Do

•	Report to your supervisor/HR/compliance or reporting mechanism under Whistle Blower Policy, concerns and suspected violations of the Code, internal policies, external legal and regulatory requirements etc.

Don’t

•	Knowingly withhold information that raises ethical questions and bring such issues to the attention of senior management or ensure reporting as per the applicable Whistle Blower Policy. Employees may refer the Whistle Blower Policy available on the Intranet for more details. (Intranet-Reporting Tools-Whistle Blower Policy).

•	Destroy records that are potentially relevant to a violation of law or any litigation or any pending, threatened or foreseeable government investigation or proceeding

Special Responsibilities of Superiors and Managers

In addition to responsibilities as employees, supervisors and managers must abide by the:

•	Duty of selection - Carefully select the employees for a job in light of their personal and professional qualifications. The duty of care increases with the importance of the obligation to be entrusted to the employee.

•	Duty of instruction - Formulate obligations in a precise, complete, and binding manner, especially with a view to ensure compliance with provisions of instructions.

•	Duty of monitoring - Ensure that compliance with provisions of applicable laws/ regulations is monitored on a constant basis.

•	Duty of communication - Communicate to the employees that any violations of the applicable laws/regulations are disapproved of and would have disciplinary implications.

Dos and Don’ts

Do

•	Strive to create and sustain an environment that promotes ethical behaviour

•	Assist your staff to understand and apply the internal policies and procedures

•	Encourage and practice whistle blowing, so as to avoid any doubts later that an offence was being committed with your knowledge, which could be construed as connivance by the employee

Don’t

•	Issue directives to violate the terms of internal policies/procedures

•	Disclose identity of employee raising concerns (including under the Whistle Blower policy) or retaliate against employee for raising concerns (including under the Whistle Blower policy)

Compliance with Laws, Rules and Regulations

•	ICICI Group's Policy is to maintain an open and co-operative relationship with our regulators and to comply with all applicable laws, rules and regulations. The Group also disseminates information regarding compliance with laws, rules and regulations that affect business.

•	Accordingly the Bank has put in place the Group Compliance Policy as approved by the Board of Directors.

•	Violation of the law must be avoided under any circumstances, especially violations that attract punishment of imprisonment, monetary penalties, or fines. Notwithstanding the legal consequences of such violation, any employee found guilty will be additionally liable to disciplinary actions, initiated by the company for violating the Code.

•	Particular care should be taken to act legally in those areas where the law is evolving rapidly or is being extended to cover activities that have not been covered by legal requirements in the past. When in doubt, the Compliance Group should be consulted.

•	All employees will have an obligation to abide by the country specific laws/regulations/requirements as stipulated in the “Country Specific Standards”, wherever applicable as per the roles and responsibilities in addition to the provisions of the Code. For example, any employee of the Bank, located in India, having access to personal data/customer information of the Singapore branch shall be obliged to abide by the “Country Specific Standards” relevant to Singapore in addition to the provisions of the Code. The employees are also obliged to abide by the updates in the Country Specific Standards as may be amended from time to time.

•	Independent Directors of the Bank shall adhere to the duties as provided in Code for Independent Directors under Schedule IV of the Companies Act, 2013 as well as duties as prescribed in the Companies Act, 2013 as amended from time to time and the deed of covenants specified by RBI which shall also form an integral part of the Code (attached as Appendix) and all Directors and other employees shall ensure compliance with applicable laws, rules and regulations applicable to them from time to time.

Dos and Don’ts

Do

•	Familiarise yourself with the ICICI Group Compliance Policy

•	Comply with all applicable laws, rules and regulations

•	Contact with regulators through designated officials as per internal guidelines

•	Notify Compliance Group immediately of any significant contacts made directly by a regulator

Don’t

•	Commit an illegal or unethical act, or instruct others to do so, for any reason

•	Commit such acts simply because you see someone else doing it, or your supervisor not warning you

Key Irregularities

•	While the Group believes that the employees would realise and appreciate the need to follow this Code in letter and spirit, in an unfortunate incident or act of breach, a corrective and/or deterrent action becomes unavoidable. Therefore any breach of the stipulations mentioned in the Code should be treated as misconduct for which appropriate penalty would be imposed.

•	Based on the intent, seriousness and mitigating/extenuating circumstances of such non-compliance the breaches can be broadly classified into four categories as detailed hereunder.

A. Habitual Irregularities

Repeated negligence in performing duties, depending on the gravity and consequences to the Company may fall under this category. Illustrative behaviour includes:

•	Unpunctual or irregular attendance, leaving workplace without permission, habitual or prolonged absence without leave

•	Negligence or failure to take due care while obtaining and preserving documents/records

•	Negligence or failure to ensure accuracy and timely completion of work

•	Indecent/discourteous behaviour with customers, employees, superiors etc.

•	Not following the prescribed dress code

•	Showing an intransigent or unreasonably negative attitude to management and/or fellow employees

•	Minor breach of health and safety requirements

•	Smoking in a non-designated area

•	Careless use of the Company’s equipment or furniture

•	Refusing to attend nominated training programs unless agreed upon with superior

•	Use of foul or abusive language (whether verbal or in writing)

•	Refusing a reasonable request to moderate changes in responsibilities if such a change is a business necessity

•	Being under the influence of alcohol and/or drugs not medically prescribed when at work (whether on ICICI Group premises or otherwise)

•	Consumption or being under the influence of drugs not medically prescribed and/or excessive alcohol at a management sponsored event

•	Indulging in habitual errors, negligence while performing duties

B. Gross/serious violations

Any act which is in breach of the Code, internal policies/procedures and which may cause financial loss or reputation risk to the Company falls under this category.

Illustrative behaviour under this category includes:

•	Failing to comply with ICICI Group policies, procedures, rules and working practices

•	Obstructing the customers from dealing with ICICI Group or obstructing other employees from discharging their responsibilities

•	Engaging in any other trade/business/employment while in the employment of the Company without confirming with your supervisor

•	Participation in any demonstration against the Company or its officials

•	Accepting gifts and favours from clients and vendors in violation of relevant guidelines

•	Disrupting/slowing down of continuous customer service or work, in the branch or office - either solely or by way of participation in strike, bandh etc.

•	Violation of any of the provisions of the security policy including Information Security Policy of the company

•	Taking a decision, which has financial implications favouring you, any of your teams or relatives

•	Involvement in harassment including sexual harassment or racial harassment

•	Failure to take all possible steps to protect the interest of ICICI Group and to perform duties with utmost integrity, honesty, devotion & diligence

•	Indulging in any act which is likely to cause damage/loss to the property and which are prejudicial to the reputation and interest of ICICI Group

•	Failure to act in the best judgment while performing duties as well as while exercising delegated power entrusted by ICICI Group

•	Failure to avoid indebtedness in any manner while in service

•	Engaging in and/or facilitating any financial dealing/s including money lending whatsoever with colleagues

•	Any act which brings or have the potential to bring dis-repute to the image of ICICI Group at all times

•	Failure to comply with existing regulatory rules and regulations such as Reserve Bank of India Act, 1934 and Banking Regulations Act, 1949, etc.

•	Any other act which is against the ethos/culture of the company

C. Fraudulent Irregularities

Any act with a fraudulent or malafide intention irrespective of whether there was any financial loss or loss of reputation to ICICI Group falls in this category. Some illustrative behaviour under this category would include:

•	Suppressing or misrepresentation of facts

•	Any act of creation/acceptance of fake/incorrect/fraudulent records or manipulation of records with fraudulent intention i.e. fudging of records, MIS records, etc.

•	Failure of due diligence in any deal/transaction to avoid any possibilities of a fraud or money laundering

•	Data theft or pilferage or any dishonest act

•	Involvement in any act in the area of corruption, misuse of office, criminal offences, suspected or actual fraud etc.

•	Helping customers in ways which could lead to a loss to ICICI Group

•	Engaging in and/or facilitating any financial dealings through your personal banking account.

The Bank is governed by the Companies Act which as recently revised in August 2013 has defined the act of “fraud” under Section 447 and has prescribed the penal provisions for the same. The same is given below:

Definition of Fraud:

“Fraud” in relation to affairs of a company or anybody corporate, includes any act, omission, concealment of any fact or abuse of position committed by any person or any other person with the connivance in any manner, with intent to deceive, to gain undue advantage from, or to injure the interests of, the company or its shareholders or its creditors or any other person, whether or not there is any wrongful gain or wrongful loss;

i.	“Wrongful gain” means the gain by unlawful means of property to which the person gaining is not legally entitled;

ii.	“Wrongful loss” means the loss by unlawful means of property to which the person losing is legally entitled.

Punishment for fraud:

Without prejudice to any liability including repayment of any debt under this Act or any other law for the time being in force, any person who is found to be guilty of fraud, involving an amount of at least ten lakh rupees or one percent of the turnover of the company, whichever is lower, shall be punishable with imprisonment for a term which shall not be less than six months but which may extend to ten years and shall also be liable to fine which shall not be less than the amount involved in the fraud, but which may extend to three times the amount involved in the fraud.

Provided that where the fraud in question involves public interest, the term of imprisonment shall not be less than three years.

Provided further that where the fraud involves an amount less than ten lakh rupees or one percent of the turnover of the company, whichever is lower, and does not involve public interest, any person guilty of such fraud shall be punishable with imprisonment for a term which may extend to five years or with fine which may extend to fifty lakh rupees or with both.

Employees are requested to be mindful of the above provisions and exercise necessary diligence.

D. Irregularities in High Risk Areas

Any act which may not be apparently with fraudulent intention but are considered as

High Risk area irrespective of any financial loss or loss to the reputation to ICICI Group falls in this category. This includes:

•	Failure to act in spite of having knowledge of wrong things being practiced,

•	Failure to take corrective steps to stop such wrong practices,

•	Failure to escalate such matters to higher authorities

The areas considered, as High Risk will be assessed by the Senior Management of the Group. The Senior Management will also have the power and authority to notify the list of High Risk areas from time to time.

It must be noted that irregularities cited in the above categories are indicative in nature and are not exhaustive.

Disciplinary Procedures

The following paragraphs deal with the disciplinary procedures, which could be used as indicative guidance for the ICICI Group constituents while formulating their respective disciplinary procedures.

•	The primary objective of the disciplinary procedure is to make employees aware of the instance/s of apparent and reported breach of the Code on their part and to afford such employees with an opportunity of making submission against such reported instance/s including improving their attendance, work performance or amending/rectifying their conduct as the case may be, should they fall below the standards expected by ICICI Group.

•	When deciding upon the appropriate way to deal with any potential issues an employee has in meeting ICICI Group standards, the reasons behind this difficulty will be considered. There may be occasions when problems are due to an employee’s incapability to do his/her job, personal circumstances or health rather than there being any measure of personal blame. In such cases, the employee will be informed by the immediate manager that he/she is not meeting the required standards.

•	The immediate manager will discuss his or her concerns with the employee and where appropriate, will agree objectives with the employee to be achieved over a reasonable period of time. The immediate manager will also discuss any assistance the employee may require, including where practicable - training. If after a reasonable time, an employee is still unable to reach the required standards, the matter may be dealt with within the context of the disciplinary procedure.

•	If the problem relates to the employee’s health, the immediate manager may arrange for the employee to see ICICI Group nominated Medical Advisor.

•	If the problem stems from the employee’s failure to demonstrate satisfactory conduct, or there are problems with the employee’s performance e.g. due to the employee’s inattention or lack of motivation, the disciplinary procedure will be implemented.

•	Usually disciplinary procedure would start after detailed fact finding exercise/internal investigation; is carried out and a detailed report to that effect is submitted to the concerned committee for deciding the level of disciplinary action, if any, to be imposed on the employee.

Disciplinary action

Depending upon the nature and seriousness of non-compliant behaviour, the Company may take corrective action against the erring employees. The Company may prefer civil or criminal action against errant employees. Such actions may include penalties as deemed appropriate considering the nature of violation and its implications on the Company. The extenuating/mitigating circumstances, if any, may also be considered while taking action.

These actions could be - Cautionary Action, Deterrent Action and Capital Action

Cautionary action

The cautionary or exemplary action(s) may be in the form of:

•	Condoning, advising, warning, censuring, etc.

•	Imposition of fine

•	Suspension from employment for a certain period of time

•	Withholding of increment

•	Withholding of performance linked bonus/incentive (partly)

Deterrent action

The deterrent action(s) may be in the form of:

•	Recovery of full/partial monetary loss caused or likely to be caused to the Company

•	Suspension from employment for a certain period of time

•	Withholding of increments

•	Withholding of Performance linked bonus/incentive

•	Withholding of promotion

•	Demoting to the lower grade or level

•	Reduction in basic salary

•	Malus

•	Clawback

Capital action

The capital action may be in the form of:

•	Termination of services

•	Dismissal from services

•	Exit Through Resignation at the instance of the Bank

•	Compulsory Retirement

Process for taking disciplinary action

•	It must be clearly understood that the Company will be the sole judge to decide on the categorization of breaches as also the form of corrective actions.

•	All disciplinary action would start on the basis of the report received by the Fraud Controller or HRMG from the investigation team after following the process as described in the foregoing.

•	Depending upon the nature of such report employee/s would be informed about the gist of the instance/s of breach of the Code reported against them and would be afforded with an opportunity to make their submission/s in writing within specific time frame to the designated official. On receipt of such communication, employees would be required to make their submission/s in writing which would be taken into consideration while arriving at a decision. However, in case employee/s choose not to avail of such an opportunity within the specific time frame or within extended time frame, if allowed by HRMG in deserving cases, it would be construed that the employee concerned has no submission to make and accordingly the matter would be decided upon ex-parte and any decision taken in that circumstances would be binding on the concerned employee.

•	HRMG of the Company would put in place a matrix of Disciplinary Authority and the Appellate Authority to carry out all administrative/disciplinary actions envisaged under the Code.

For ICICI Bank, India, a designated Disciplinary Authority will on the basis of reports submitted to it by an Investigating authority and/or suo-moto after ensuring adherence to due process initiate appropriate investigation and disciplinary proceedings/actions against an erring employee and impose penalty/ies including but not limited to, placing an employee under suspension.

An employee against whom an order has been passed by a Disciplinary Authority, may, within seven working days from the date of receipt of the order, prefer an appeal in writing to the Appellate Authority. Such written appeals, if received within the stipulated time, shall be disposed of by the Appellate Authority.

The Disciplinary Authority and the Appellate Authority shall be as under –

Grade/Level	Disciplinary Authority	Appellate Authority
Employee in the grades up to and inclusive of Chief Manager (Band I)	Assistant General Manager (AGM) and above	Leadership Team
Chief Manager (Band II) and Assistant General Manager	Leadership Team	Senior Management Personnel (SMP)
Leadership Team	SMP	Executive Directors (ED)
SMP	ED*	Managing Director & Chief Executive Officer (MD & CEO)**
Whole Time Directors	Board Governance, Remuneration and Nomination Committee (BGRNC)/ Board	Board

*In the event disciplinary action affects terms of employment, BGRNC will review and make necessary recommendations to the Board.

** Appellate authority will be Board for matters referred to the BGRNC for review.

•	The range of possible actions outlined above should not be regarded as necessarily either sequential or cumulative. ICICI Group reserves the right to omit any or all of the levels of action where it considers it appropriate.

•	ICICI Group reserves the right to suspend an employee on payment of Subsistence Allowance as per rules pending the outcome of disciplinary action.

An employee of ICICI Group entity incorporated in India, on suspension, shall be eligible to receive subsistence allowance at the rate of one third of basic pay the employee was drawing on the day preceding to the date of suspension plus other allowances (except conveyance/transport allowances) proportionately on such reduced basic pay for the first three months and at the rate of one half of the basic pay the employee was drawing on the day preceding to the date of suspension plus other allowances (except conveyance/ transport allowances) proportionately on such reduced basic pay from the fourth month till completion of disciplinary action or the revocation of the suspension, as the case may be. This will however be subject to the applicable law, if any.

Such subsistence allowance would be payable to such an employee on his/her furnishing a declaration every month acceptable to the Company that he/she is not engaged in any other employment, business, profession, or vocation or in any gainful activities, self-employment whether or not having earned any income. An employee under suspension shall have to report to the company for the purpose of investigation/enquiry as and when required by the company and shall not leave the station of his posting from where he was suspended without permission of the competent authority.

Compliance with the Code

•	ICICI Group recognises the need for this Code to be applied equally to everyone it covers. All employees, Directors and officers are expected to comply with all of the provisions of this Code. The Code will be strictly enforced and violations will be dealt with immediately, including subjecting persons to corrective and/or disciplinary action such as dismissal or removal from office.

•	The Group Chief Compliance Officer (GCCO) will have primary authority and responsibility for ensuring the implementation of this Code across the ICICI Group, subject to the supervision of the Board Governance & Remuneration Committee or, in the case of accounting, internal accounting controls or auditing matters, the Audit Committee of the Board of Directors. ICICI Group will devote the necessary resources to enable the Group Chief Compliance Officer to establish such procedures as may be reasonably necessary to create a culture of accountability and facilitate compliance with this Code. Queries concerning this Code should be directed to the Group Chief Compliance Officer. A facility to raise such queries has been hosted on the Universe.

•	The Group Chief Compliance Officer shall not be member of any committee which brings his/her role in conflict with responsibility as member of the committee, including any committee dealing with purchases/sanctions. In case the GCCO is member of a committee, he/she may have only advisory role. The GCCO will however approve such expenses incurred on behalf of the Bank/ICICI Group where such approvals are in line with Delegated Financial Powers (DFP) of the GCCO.

•	Employees, officers and Directors should promptly report any concerns about violations of ethics, laws, rules, regulations or this Code, including by any senior executive officer or director, to their supervisors/managers or the Group Chief Compliance Officer or in the case of accounting, internal accounting controls or auditing matters, the Audit Committee of the Board of Directors. Any concerns involving the Group Chief Compliance Officer should be reported to the Board Governance & Remuneration Committee.

•	The Group Chief Compliance Officer shall notify the Board Governance & Remuneration Committee of any concerns about violations of ethics, laws, rules, regulations of this Code by any senior executive officer or Director reported to him.

•	You should report actions that may involve Conflicts of Interest to the Group Chief Compliance Officer. In order to avoid Conflicts of Interest, executive officers and Directors must disclose to the Group Chief Compliance Officer any material transaction or relationship that could reasonably be expected to give rise to such a Conflicts of Interest, and the Group Chief Compliance Officer shall notify the Board Governance & Remuneration Committee of any such disclosure. In the event that the Group Chief Compliance Officer is subject to any Conflicts of Interest, he/she shall report about the same to the Board Governance & Remuneration Committee.

•	ICICI Group encourages all employees, officers and Directors to report any suspected violations promptly and intends to thoroughly investigate any good faith reports of violations. ICICI Group will not tolerate any kind of retaliation for reports or complaints regarding misconduct that were made in good faith. Open communication of issues and concerns by all employees, officers and Directors without fear of retribution or retaliation is vital to the successful implementation of this Code. You are required to cooperate in internal investigations of misconduct and unethical behaviour.

•	Interested parties may also communicate directly with the Company’s non-management Directors through contact information mentioned in the Company’s Annual Report or on the website.

Waivers and Amendments

Any waivers (including any implicit waivers) of the provisions in this Code for executive officers or Directors may only be granted by the Board of Directors and will be promptly disclosed to the shareholders. Any such waivers will also be disclosed in the Group’s Annual Report under Indian law and its Annual Report on Form 20-F. Any waivers of this Code for other employees may only be granted by the Group Chief Compliance Officer. Amendments to this Code must be approved by the Board of Directors and will also be disclosed in the Company’s Annual Reports.

Appendix

Duties of Directors as per Section 166 of the Companies Act, 2013:

1.	Subject to the provisions of this Act, a director of a company shall act in accordance with the articles of the company.

2.	A director of a company shall act in good faith in order to promote the objects of the company for the benefit of its members as a whole, and in the best interests of the company, its employees, the shareholders, the community and for the protection of environment.

3.	A director of a company shall exercise his/her duties with due and reasonable care, skill and diligence and shall exercise independent judgment.

4.	A director of a company shall not involve in a situation in which he may have a direct or indirect interest that conflicts, or possibly may conflict, with the interest of the company.

5.	A director of a company shall not achieve or attempt to achieve any undue gain or advantage either to himself/herself or to his/her relatives, partners, or associates and if such director is found guilty of making any undue gain, he shall be liable to pay an amount equal to that gain to the company.

6.	A director of a company shall not assign his/her office and any assignment so made shall be void.

7.	If a director of the company contravenes the provisions of this section such director shall be punishable with fine which shall not be less than one lakh rupees but which may extend to five lakh rupees.

Duties of Independent Directors as per Schedule IV of the Companies Act, 2013:

The independent directors shall -

1.	undertake appropriate induction and regularly update and refresh their skills, knowledge and familiarity with the company;

2.	seek appropriate clarification or amplification of information and, where necessary, take and follow appropriate professional advice and opinion of outside experts at the expense of the company;

3.	strive to attend all meetings of the Board of Directors and of the Board committees of which he is a member;

4.	participate constructively and actively in the committees of the Board in which they are chairpersons or members;

5.	strive to attend the general meetings of the company;

6.	where they have concerns about the running of the company or a proposed action, ensure that these are addressed by the Board and, to the extent that they are not resolved, insist that their concerns are recorded in the minutes of the Board meeting;

7.	keep themselves well informed about the company and the external environment in which it operates;

8.	not to unfairly obstruct the functioning of an otherwise proper Board or committee of the Board;

9.	pay sufficient attention and ensure that adequate deliberations are held before approving related party transactions and assure themselves that the same are in the interest of the company;

10.	ascertain and ensure that the company has an adequate and functional vigil mechanism and to ensure that the interests of a person who uses such mechanism are not prejudicially affected on account of such use;

11.	report concerns about unethical behaviour, actual or suspected fraud or violation of the company’s code of conduct or ethics policy;

12.	acting within his/her authority, assist in protecting the legitimate interests of the company, shareholders and its employees;

13.	not disclose confidential information, including commercial secrets, technologies, advertising and sales promotion plans, unpublished price sensitive information, unless such disclosure is expressly approved by the Board or required by law.

Employee Declaration

(To be submitted to the HR at the time of joining)

I Mr. /Ms. __________________________________________________ confirm and declare that:

a)	I have read and understood the terms of employment applicable to me and the provisions of the Group Code of Business Conduct and Ethics

b)	I shall, during the course of my service with the Bank/Group companies or in the event of cessation of my service in the future, due to any reason whatsoever, for a period of six months from the date of such cessation, directly or indirectly, either on my own accord or on behalf or in conjunction with any other person/s, firm or company refrain/desist from canvassing or soliciting attempting to or inducing any employee(s) business associate(s) to leave their current employment with the Bank/Group companies/business partners to join the services of any new employer/firm/company or any other competitor of the Group companies/Business Partners.

c)	I am aware that any act in contravention of the above provision on my part shall attract initiation of appropriate action as deemed fit by ICICI Group.

d)	I shall disclose the following details, whenever required by the Company:

•	All bank accounts being held by me - either singly or jointly with other family members

•	Investment made in immovable property including sale of such property

•	A statement that I have no material interest or any other conflicting interests, in any person who is a party to a material contract or proposed contract with ICICI Group.

_______________________________________

Employee Signature

Date: